As filed with the Securities and Exchange Commission on July 2, 2015

Registration No. 333-205041

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
to
FORM S-11
REGISTRATION STATEMENT
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

RIVERBANC MULTIFAMILY INVESTORS, INC.
(Exact name of registrant as specified in its charter)

227 West Trade Street
Suite 900
Charlotte, North Carolina 28202
(980) 224-4180
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Kevin Donlon
RiverBanc Multifamily Investors, Inc.
227 West Trade Street
Suite 900
Charlotte, North Carolina 28202
(980) 224-4180
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher C. Green, Esq. Mark W. Wickersham, Esq. Hunton & Williams LLP Bank of America Plaza, Suite 4100 600 Peachtree Street, NE Atlanta, Georgia 30308 Tel (404) 888-4000 Fax (404) 888-4190	Andrew S. Epstein, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel (212) 878-8000 Fax (212) 878-8375

Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of the registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filed	☐
Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.01 par value per share	$1,000,000	$116.20

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended. Includes shares of common stock that may be purchased by the underwriters solely to cover over-allotments, if any.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 1 is solely to file certain exhibits to the registration statement as set forth below in Item 36(b) of Part II.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.   Other Expenses of Issuance and Distribution.

The following table shows the fees and expenses, other than underwriting discounts, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee and the FINRA fee are estimated.

SEC Registration Fee	$	*
Nasdaq Listing Fee		*
FINRA Filing Fee		*
Printing and Engraving Expenses		*
Legal Fees and Expenses		*
Accounting and Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Miscellaneous Expenses		*
Total		*

*To be completed by amendment.

Item 32.   Sales to Special Parties.

On March 16, 2015, we issued 100 shares of our common stock to Kevin M. Donlon, our Chairman and Chief Executive Officer, in connection with the initial capitalization of our company for an aggregate purchase price of $1,000. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. We will repurchase these shares for $1,000 immediately prior to the closing of this offering.

Item 33.   Recent Sales of Unregistered Securities.

On March 16, 2015, we issued 100 shares of our common stock to Kevin M. Donlon, our President and Chief Executive Officer, in connection with the initial capitalization of our company for an aggregate purchase price of $1,000. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder. We will repurchase these shares for $1,000 immediately prior to the closing of this offering.

In connection with our formation transactions, we will issue an aggregate of shares of our common stock with an aggregate value of $ million, based on the midpoint of the range of the public offering price set forth on the front cover of the prospectus that forms a part of this registration statement, to our Contributing Investors who own interests in the investments comprising our initial portfolio as consideration in our formation transactions. All such persons had a substantive, pre-existing relationship with us and made irrevocable elections to receive such securities in our formation transactions prior to the filing of this registration statement with the SEC and were not solicited by means of this registration statement. Prior to the filing of this registration statement, each such person consented to the contribution of their interests in our Predecessor to our subsidiaries or us. All of such persons are “accredited investors” as defined under Regulation D of the Securities Act. The issuance of such shares of our common stock will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D of the Securities Act.

Item 34.   Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

In addition, our charter authorizes us to obligate ourselves, and our bylaws obligate us to the maximum extent permitted by Maryland law in effect from time to time, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, officer, trustee, partner, member or manager and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

Maryland law requires us (unless our charter were to provide otherwise which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, we may not indemnify a director or officer who has been adjudged liable in a proceeding brought by or on behalf of us or in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of us, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon our receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that he or she did not meet the standard of conduct.

We also intend to enter into indemnification agreements with our directors and our executive officers providing for procedures for indemnification by us to the fullest extent permitted by Maryland law and advancement by us of expenses and costs relating to certain claims, suits or proceedings arising from their service to us.

We will obtain an insurance policy under which our directors and executive officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act of 1933, as amended.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act of 1933, as amended, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 35.   Treatment of Proceeds From Stock Being Registered.

None.

Item 36.   Financial Statements and Exhibits.

(a)	Financial Statements. See page F-1 of the prospectus that forms a part of this Registration Statement for an index to the financial statements included in the prospectus.
(b)	Exhibits. The list of exhibits filed with or incorporated by reference in this Registration Statement is set forth in the Exhibit Index following the signature page herein.

Item 37.   Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c)	The undersigned registrant hereby further undertakes that:
1)	For purposes of determining any liability under the Securities Act of 1933 the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
2)	For the purpose of determining any liability under the Securities Act of 1933 each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina on the 2nd day of July, 2015.

RIVERBANC MULTIFAMILY INVESTORS, INC.

By:	/s/ Kevin M. Donlon
Kevin M. Donlon Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Kevin M. Donlon, Douglas E. Neal, Stephen L. Hogue, Emily A. Stiller and Steven B. Brannan his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ Kevin M. Donlon	Chairman of the Board and Chief Executive Officer (principal executive officer)	July 2, 2015
Kevin M. Donlon

/s/ Emily A. Stiller	Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	July 2, 2015
Emily A. Stiller

EXHIBIT INDEX

The following exhibits are included in this registration statement on Form S-11 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit Number	Description
1.1	Form of Underwriting Agreement.*
3.1	Form of Articles of Amendment and Restatement.
3.2	Form of Amended and Restated Bylaws.
4.1	Form of common stock certificate.
5.1	Opinion of Venable LLP.*
8.1	Opinion of Hunton & Williams LLP.*
10.1	Form of Second Amended and Restated Limited Liability Company Agreement of RB Multifamily Investors LLC.
10.2	Form of First Amended and Restated Agreement of Limited Partnership of RiverBanc Multifamily LP.
10.3	Form of Management Agreement by and among RiverBanc Multifamily Investors, Inc., RiverBanc Multifamily LP, RB Multifamily Investors LLC and RiverBanc LLC.*
10.4†	RiverBanc Multifamily Investors, Inc. 2015 Equity Incentive Plan.*
10.5	Form of Indemnification Agreement between RiverBanc Multifamily Investors, Inc. and each of its directors and officers.
10.6	Form of Registration Rights Agreement.
10.7†	Form of LTIP Unit Award Agreement.
10.8	Contribution Agreement by and among Donlon Family LLC, New York Mortgage Trust, Inc., JMP Holding LLC, RiverBanc Multifamily LP and RiverBanc Multifamily Investors, Inc.*
10.9	Contribution Agreement by and among RB Commercial Mortgage LLC, RiverBanc Multifamily LP and RiverBanc Multifamily Investors, Inc.*
10.10	Contribution Agreement by and among RB Commercial Mortgage LLC, New York Mortgage Trust, Inc., RiverBanc Multifamily LP and RiverBanc Multifamily Investors, Inc.*
10.11	Form of Stockholder Agreement between RiverBanc Multifamily Investors, Inc. and New York Mortgage Trust, Inc.*
21.1	List of Subsidiaries.
23.1	Consent of Venable LLP (included in Exhibit 5.1).*
23.2	Consent of Hunton & Williams LLP (included in Exhibit 8.1).*
23.3	Consent of HLB Gross Collins, P.C.**
23.4	Consent of Grant Thornton LLP.**
23.5	Consent of Grant Thornton LLP.**
24.1	Power of Attorney (included in the signature page to this registration statement).*
99.1	Consent of Steven R. Mumma to be named as a director nominee.**
99.2	Consent of Katharine R. Briggs to be named as an independent director nominee.*
99.3	Consent of Robert W. Simmons to be named as an independent director nominee.*
99.4	Consent of C. Reynolds Thompson III to be named as an independent director nominee.*

*	To be filed by amendment.
**	Previously Filed.
†	Management contract or compensatory plan or arrangement.